UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 18, 2015
BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
On December 21, 2015, Boise Cascade Company (the "Company") announced that it and its wholly-owned subsidiary, Boise Cascade Wood Products, L.L.C., have entered into an Asset Purchase Agreement, dated December 18, 2015 (the "Agreement"), with Georgia-Pacific LLC and certain of its affiliates (collectively, "GP") to purchase GP's engineered lumber production facilities located at Thorsby, Alabama, and Roxboro, North Carolina (the "Acquisition"). The Thorsby facility produces laminated veneer lumber (LVL). The Roxboro facility currently produces I-joists. Roxboro’s LVL production assets are currently idled.

The purchase price for the Acquisition is $215 million, including a closing date working capital target of $25 million. The Company currently plans to finance the acquisition and related expenses with approximately $90 million of cash on hand and $130 million in new borrowing.

The Agreement contains customary representations, warranties, indemnities and closing conditions (including the receipt of antitrust approval under the Hart-Scott-Rodino Act of 1976, as amended (“HSR Act”)).

Either the Company or GP may terminate the Agreement if the conditions to closing have not been satisfied or waived prior to the first anniversary of the Agreement (the “Outside Date”). If the Agreement is terminated (i) by the Company or GP due to the failure of the conditions to closing to be satisfied or waived by the Outside Date, (ii) by the Company or GP due to the existence of a final non-appealable legal impediment to closing or (iii) by GP due to a material breach by the Company of its obligations to make the required filings under the HSR Act, to use its reasonable best efforts to resolve all objections asserted by any governmental body under the HSR Act (which efforts shall not require the disposal of any assets or the agreement to any consent decree) or to use commercially reasonable efforts to take actions to consummate the Acquisition and, at the time of such termination, all conditions to closing have been satisfied or waived (other than the conditions requiring the expiration or termination of the waiting period under the HSR Act and the absence of legal impediments to closing under the antitrust laws), then the Company will be required to pay to GP a termination fee in the amount of $10 million plus all reasonable fees and expenses incurred by GP (not to exceed $1 million).

The transaction is expected to close in the first half of 2016.

Item 7.01 Regulation FD Disclosure.

On December 21, 2015, the Company issued a press release regarding the announcement of the Acquisition. The press release is furnished as Exhibit 99.1 to this report. In addition, informational slides on the Acquisition are furnished as Exhibit 99.2 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

99.1	Boise Cascade Company Press Release, dated December 21, 2015

99.2	Informational Slides on the Acquisition

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: December 21, 2015